August 11, 1994



Ms. Allison Vella
Trust Company Bank
711 Fifth Avenue
New York, New York  10022

RE: CREDIT AGREEMENT BETWEEN THE INTERPUBLIC GROUP OF COMPANIES, INC. AND TRUST COMPANY BANK

Dear Allison:

We are writing to you in connection with the Credit Agreement between The Interpublic Group of Companies, Inc. and Trust Company Bank dated September 30, 1992 and effective as of December 30, 1992. Section 2.13 of the Credit Agreement provides that the Borrower may request extension of the Commitment under the Agreement for an additional period of one year from the then current Termination Date.

We hereby request you to extend the Termination Date to September
30, 1996. If you are agreeable to our request, please so indicate by signing and returning the duplicate copy of this letter which we have enclosed herewith.

Thanks.

                                            Sincerely,


                                            ALAN M. FORSTER
                                            ALAN M. FORSTER

ACCEPTED & AGREED:
TRUST COMPANY BANK


By: ALLISON L. VELLA
    ALLISON L. VELLA
Date: 8/25/94

cc:  Mr. Kenneth E. Dutcher
     Ms. Barbara S. Gmora
     Ms. Marti M. Spears

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